ABM REPORTS FOURTH QUARTER AND FULL FISCAL 2024 RESULTS AND PROVIDES FISCAL 2025 OUTLOOK

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Revenue of $2.2 billion in the fourth quarter, including 3.2% organic growth
•
Net loss of $11.7 million and GAAP loss per share of $0.19 in the fourth quarter, largely reflecting a $59.7 million adjustment to the RavenVolt acquisition cash earn-out
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Adjusted EBITDA of $128.0 million in the fourth quarter
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Adjusted EPS of $0.90 in the fourth quarter
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Repurchased $32.0 million of common stock in the fourth quarter and $55.8 million for full fiscal 2024
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Raises quarterly dividend 18%, as previously announced
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Fiscal 2025 adjusted earnings per share expected to be in range of $3.60 to $3.80 (1)

NEW YORK, NY - December 18, 2024 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the fourth quarter and full year ended October 31, 2024.

“ABM finished the year well, with double-digit revenue growth in Technical Solutions and Aviation, and our performance also reflected the continued resilience of our Business & Industry segment. These fourth quarter results were highlighted by 3.2% organic revenue growth and adjusted EPS of $0.90 cents, both of which were a little higher than expected," said Scott Salmirs, President and Chief Executive Officer. "We proactively repurchased stock in the fourth quarter, more than doubling the spend for the year. In addition, we received Board approval to raise our quarterly dividend by 18%, further underscoring our confidence in ABM’s long-term growth trajectory and strategic vision.”

"Our fourth quarter results capped a great year for ABM, highlighted by strong execution on our Elevate initiatives, balanced capital deployment, and most importantly, consistent and resilient results in the face of volatile commercial real estate markets and persistent labor inflation," continued Mr. Salmirs. "The significant growth of our microgrid service line and the market gains we made in Aviation were critical to overcoming challenges in other parts of the business. These results support our diversification strategy. Beyond these commercial results, we saw tangible benefits, especially in the back-half of the year, from the initial deployment of our workforce productivity tool, and expect to reap more as we roll out the technology more broadly."

"I am pleased with ABM's positioning for fiscal 2025. We are emerging a stronger company after navigating through several industry-related challenges over the last couple of years. While it is still early and the macro environment is unclear following the recent election, recent data points suggest our key commercial real estate markets are nearing an inflection to growth. Additionally, other parts of our business are continuing to experience generally healthy market conditions. Given this positive backdrop, we expect revenue, margin and earnings growth in 2025, including adjusted EPS of $3.60 to $3.80 (1) and with adjusted EBITDA margin in the range of 6.3% to 6.5% (1)."

(1) When the company provides expectations for adjusted EPS and adjusted EBITDA margin on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

Fourth Quarter Fiscal 2024 Results

The Company reported revenue of $2.2 billion, up 4.0% over the prior year period, including organic growth of 3.2% and the remainder from acquisitions. Revenue growth was led by Technical Solutions (“ATS”) and Aviation, which grew 35% and 11%, respectively. ATS’ robust growth was largely driven by the significant year-over-year increase in our microgrid service line and a recent acquisition, while Aviation’s growth was reflective of continuing solid market demand and recent wins. Business & Industry’s (“B&I”) and Manufacturing & Distribution's ("M&D") revenue declined less than 1% each, as ongoing softness in the broader commercial real estate market was largely mitigated by B&I's diversification and focus on Class A properties. M&D continues to be impacted by the expected rebalancing of certain work by a large client. Education was essentially flat in the quarter.

The Company posted a net loss of $11.7 million, or a $0.19 loss per share, compared to net income of $62.8 million, or $0.96 per share last year. The decline was primarily attributable to a $59.7 million adjustment to contingent consideration related to the Ravenvolt acquisition, the negative impact of prior year self-insurance adjustments, lower segment operating earnings, and higher corporate investments, partially offset by lower income taxes. The adjustment to contingent consideration was driven by Ravenvolt’s very strong 2024 performance and outlook, and reflects the current estimate of cash payouts under the original earn-out provision of the Ravenvolt acquisition agreement.

Adjusted net income was $57.5 million, or $0.90 per diluted share, compared to $66.2 million, or $1.01 per diluted share, in the prior year period, representing decreases of 13% and 11%, respectively. These decreases are due to higher corporate investments and lower segment operating earnings. Segment operating earnings included a $10 million year over year impact from in-year insurance reserve adjustments, partially offset by lower acquisition-related amortization costs. Adjusted EBITDA decreased 11% to $128.0 million and adjusted EBITDA margin was 6.1%. Adjusted results exclude items impacting comparability and a description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Net cash provided by operating activities was $30.3 million, and free cash flow was $15.5 million, versus $139.1 million and $121.2 in the prior year, respectively. These results were largely due to increased working capital to support the Company's strong growth in the final month of the fiscal year, especially at ATS. A reconciliation of free cash flow to net cash provided by operating activities can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Full Year Fiscal 2024 Results

For fiscal 2024, the Company reported revenue of $8.4 billion, an increase of 3.2% over the prior year, comprised of 2.9% organic growth and 0.3% from acquisitions. Organic growth largely reflected double-digit growth in Technical Solutions and Aviation, as well as low-single-digit growth in Education and Manufacturing & Distribution. B&I's revenue declined less than a percent as its broad diversification helped to mitigate the impact of a soft commercial real estate market.

Net income was $81.4 million, or $1.28 per diluted share, as compared to $251.3 million, or $3.79 per diluted share in the prior year. This decrease was primarily attributable to a $141.3 year-over-year adjustment to the fair value of contingent consideration, the absence of a $24.0 million Employee Retention Credit received in the prior year, and the negative impact of prior year self-insurance adjustments. These items were partially offset by lower income taxes and reduced Elevate transformation costs.

Adjusted net income was $227.3 million, or $3.57 per diluted share, compared to $231.9 million, or $3.50 per diluted share, for fiscal 2023. The decline in adjusted net income primarily reflected higher corporate investments, as planned, partially offset by an increase in segment operating earnings largely due to lower acquisition-related amortization costs. Adjusted EBITDA for fiscal 2024 was $498.1 million compared to $529.1 million in fiscal 2023. Adjusted EBITDA margin was 6.2% versus 6.8% last year. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Net cash from operating activities was $226.7 million, and free cash flow was $167.3 million, down 6.8% and 12.3%, from the prior year period, respectively. A reconciliation of free cash flow to net cash provided by operating activities can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity & Share Repurchases

The Company ended the quarter with total indebtedness of $1,412.6 million, including $57.9 million in standby letters of credit, resulting in a total leverage ratio as defined by the Company's credit facility, of 2.6x. The Company had available liquidity of $488.2 million, inclusive of cash and cash equivalents of $64.6 million.

During the fourth quarter, the Company repurchased 0.6 million shares of common stock at an average share price of $52.42, for a total cost of $32.0 million. For the full fiscal year, the Company repurchased 1.2 million shares at an average cost of $47.86, for a total cost of $55.8 million. At year-end, the Company had $154 million remaining availability under its share repurchase program.

Quarterly Cash Dividend

As previously announced, ABM's Board of Directors approved a quarterly cash dividend of $0.265 per common share, representing a 17.8% increase over the prior quarterly cash dividend of $0.225 per common share. The increased dividend is payable on February 3, 2025, to shareholders of record on January 2, 2025. This will be the Company’s 235th consecutive quarterly cash dividend and represents the 57th consecutive year of ABM raising its annual dividend.

Outlook

For fiscal 2025, ABM expects adjusted EPS of $3.60 to $3.80. Adjusted EBITDA margin is anticipated to be in the range of 6.3% to 6.5%. Interest expense is expected to be in the range of $76 million to $80 million and the tax rate, excluding discrete items and non-taxable items, is anticipated to be 29% to 30%.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measures for Adjusted EPS and adjusted EBITDA margin in 2025 without unreasonable effort due to the uncertainty of timing of any gains or losses related to, but not limited to, items such as changes in the fair value of contingent consideration, prior-year self-insurance adjustments, acquisition and integration related costs, as well as legal costs and other settlements. Although we have attempted to estimate the amount of gains and losses of such items for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Wednesday, December 18, 2024, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through January 1, 2025, and can be accessed by dialing (844) 512-2921 and then entering ID #13749974. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility solutions. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services and forward-looking solutions that improve the spaces and places that matter most. From curbside to rooftop, ABM provides comprehensive facility services that include janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to universities, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM today has annualized revenue exceeding $8 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial conditions; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the fourth quarter and full fiscal years 2024 and 2023. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the fourth quarter and full fiscal years 2024 and 2023. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME (LOSS) STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions, except per share amounts)	2024	2023	Increase / (Decrease)
Revenues	$ 2,177.3	$ 2,092.9	4.0%
Operating expenses	1,905.2	1,806.9	5.4%
Selling, general and administrative expenses	239.0	161.3	48.2%
Amortization of intangible assets	13.9	18.3	(23.8)%
Operating profit	19.2	106.4	(81.9)%
Income from unconsolidated affiliates	1.8	0.9	99.3%
Interest expense	(21.8)	(20.5)	(6.7)%
(Loss) Income before income taxes	(0.8)	86.8	NM*
Income tax provision	(10.9)	(24.0)	54.5%
Net (loss) income	(11.7)	62.8	(118.7)%
Net (loss) income per common share
Basic	$ (0.19)	$ 0.97	(119.6)%
Diluted	$ (0.19)	$ 0.96	(119.8)%
Weighted-average common and common equivalent shares outstanding
Basic	63.0	64.8
Diluted(1)	63.0	65.3
Dividends declared per common share	$ 0.225	$ 0.220

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) The dilutive impact of the Company’s PSUs, RSUs and stock options has been excluded from the calculation of diluted earnings (loss) per share for the three months ended October 31, 2024 because their inclusion would have an antidilutive effect on the net loss per share.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Years Ended October 31,
(in millions, except per share amounts)	2024	2023	Increase / (Decrease)
Revenues	$ 8,359.4	$ 8,096.4	3.2%
Operating expenses	7,325.9	7,037.6	4.1%
Selling, general and administrative expenses	765.3	572.8	33.6%
Amortization of intangible assets	56.1	76.5	(26.6)%
Operating profit	212.0	409.5	(48.2)%
Income from unconsolidated affiliates	6.5	3.9	69.4%
Interest expense	(85.0)	(82.3)	(3.3)%
Income before income taxes	133.6	331.1	(59.7)%
Income tax provision	(52.2)	(79.7)	34.5%
Net income	81.4	251.3	(67.6)%
Net income per common share
Basic	$ 1.29	$ 3.81	(66.1)%
Diluted	$ 1.28	$ 3.79	(66.2)%
Weighted-average common and common equivalent shares outstanding
Basic	63.2	66.0
Diluted	63.6	66.3
Dividends declared per common share	$ 0.900	$ 0.880

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions)	2024	2023
Net cash provided by operating activities	$ 30.3	$ 139.1
Additions to property, plant and equipment	(14.8)	(17.9)
Other	0.9	0.8
Net cash used in investing activities	$ (13.9)	$ (17.1)
Proceeds from issuance of share-based compensations awards, net	0.9	0.8
Repurchases of common stock, including excise taxes	(32.3)	(111.0)
Dividends paid	(14.1)	(14.0)
Borrowings from debt	422.0	384.5
Repayment of borrowings from debt	(425.1)	(397.6)
Changes in book cash overdrafts	11.1	(9.8)
Repayment of finance lease obligations	(1.1)	(0.7)
Net cash used in financing activities	$ (38.5)	$ (147.9)
Effect of exchange rate changes on cash and cash equivalents	0.4	(2.3)

	Years Ended October 31,
(in millions)	2024	2023
Net cash provided by operating activities(a)	$ 226.7	$ 243.3
Additions to property, plant and equipment	(59.4)	(52.6)
Purchase of business, net of cash acquired	(114.3)	—
Other	1.8	(9.5)
Net cash used in investing activities	$ (171.9)	$ (62.1)
Taxes withheld from issuance of share-based compensations awards, net	(7.0)	(10.5)
Repurchases of common stock, including excise taxes	(56.1)	(138.1)
Dividends paid	(56.5)	(57.5)
Borrowings from debt	1,334.0	1,178.5
Repayment of borrowings from debt	(1,312.5)	(1,136.0)
Changes in book cash overdrafts	40.7	(20.3)
Financing of energy savings performance contracts	—	0.5
Repayment of finance lease obligations	(4.2)	(3.0)
Net cash used in financing activities	$ (61.5)	$ (186.3)
Effect of exchange rate changes on cash and cash equivalents	1.8	1.6

(a) The year ended October 31, 2023, includes $24.0 million in Employee Retention Credit (ERC) refunds received from the Internal Revenue Service and a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
(in millions)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$ 64.6	$ 69.5
Trade accounts receivable, net of allowances	1,384.1	1,365.0
Costs incurred in excess of amounts billed	162.1	139.2
Prepaid expenses	103.2	78.5
Other current assets	74.8	58.6
Total current assets	1,788.7	1,710.7
Other investments	30.8	28.8
Property, plant and equipment, net of accumulated depreciation	150.7	131.5
Right-of-use assets	101.2	113.4
Other intangible assets, net of accumulated amortization	282.4	302.9
Goodwill	2,575.9	2,491.3
Other noncurrent assets	167.5	155.0
Total assets	$ 5,097.2	$ 4,933.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt, net	$ 31.6	$ 31.5
Trade accounts payable	324.3	299.1
Accrued compensation	295.6	249.7
Accrued taxes—other than income	56.2	58.9
Deferred revenue	63.7	90.1
Insurance claims	197.5	177.0
Income taxes payable	4.8	17.9
Current portion of lease liabilities	26.6	32.5
Other accrued liabilities	348.2	261.2
Total current liabilities	1,348.4	1,217.9
Long-term debt, net	1,302.2	1,279.8
Long-term lease liabilities	92.0	98.8
Deferred income tax liability, net	60.2	85.0
Noncurrent insurance claims	421.8	387.5
Other noncurrent liabilities	86.8	61.1
Noncurrent income taxes payable	3.8	3.7
Total liabilities	3,315.2	3,133.8
Total stockholders’ equity	1,781.9	1,799.9
Total liabilities and stockholders’ equity	$ 5,097.2	$ 4,933.7

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended October 31,
($ in millions)	2024	2023	Increase/(Decrease)
Revenues
Business & Industry	$ 1,025.7	$ 1,033.0	(0.7)%
Manufacturing & Distribution	387.7	391.2	(0.9)%
Aviation	276.5	248.2	11.4%
Education	230.0	229.8	0.1%
Technical Solutions	257.4	190.8	34.9%
Total revenues	$ 2,177.3	$ 2,092.9	4.0%
Operating profit
Business & Industry	72.0	84.6	(14.9)%
Manufacturing & Distribution	40.4	42.0	(3.8)%
Aviation	18.6	16.4	13.6%
Education	13.1	10.2	28.0%
Technical Solutions	28.0	24.4	14.8%
Corporate(1)	(148.1)	(70.0)	NM*
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.8)	(0.9)	(99.3)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(2.8)	(0.2)	NM*
Total operating profit	19.2	106.4	(81.9)%
Income from unconsolidated affiliates	1.8	0.9	99.3%
Interest expense	(21.8)	(20.5)	(6.7)%
(Loss) income before income taxes	(0.8)	86.8	NM*
Income tax provision	(10.9)	(24.0)	54.5%
Net (loss) income	$ (11.7)	$ 62.8	(118.7)%

(1) The three months ended October 31, 2024, includes a $59.7 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition.
* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Years Ended October 31,
($ in millions)	2024	2023	Increase/(Decrease)
Revenues
Business & Industry	$ 4,059.1	$ 4,089.4	(0.7)%
Manufacturing & Distribution	1,554.3	1,526.7	1.8%
Aviation	1,032.6	925.7	11.5%
Education	904.0	880.4	2.7%
Technical Solutions	809.3	674.2	20.0%
Total revenues	$ 8,359.4	$ 8,096.4	3.2%
Operating profit
Business & Industry	$ 307.0	$ 315.6	(2.7)%
Manufacturing & Distribution	166.3	161.7	2.8%
Aviation	59.1	60.0	(1.4)%
Education	55.3	49.7	11.4%
Technical Solutions	69.4	53.2	30.4%
Corporate(1)	(433.1)	(226.6)	(91.1)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(6.5)	(3.9)	(69.4)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(5.5)	(0.3)	NM*
Total operating profit	212.0	409.5	(48.2)%
Income from unconsolidated affiliates	6.5	3.9	69.4%
Interest expense	(85.0)	(82.3)	(3.3)%
Income before income taxes	133.6	331.1	(59.7)%
Income tax provision	(52.2)	(79.7)	34.5%
Net income	$ 81.4	$ 251.3	(67.6)%

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) The year ended October 31, 2024, includes a $95.7 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition. The year ended October 31, 2023, includes a $(45.6) million fair value adjustment to decrease the contingent consideration and $24.0 million Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

($ in millions, except per share amounts)	Three Months Ended October 31,		Years Ended October 31,
	2024	2023	2024	2023
Reconciliation of Net (loss) Income to Adjusted Net Income
Net (loss) income	$ (11.7)	$ 62.8	$ 81.4	$ 251.3
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	2.4	(9.5)	20.3	(11.3)
Legal costs and other settlements	3.7	0.1	3.9	0.1
Acquisition and integration related costs(c)	3.8	3.1	11.4	14.3
Transformation initiative costs(d)	10.1	10.6	37.9	56.5
Change in fair value of contingent consideration(e)	59.7	—	95.7	(45.6)
Employee Retention Credit(f)	—	(1.7)	—	(24.0)
Union Benefits(g)	—	0.5	—	0.5
Other(h)	0.3	4.3	3.8	4.8
Total items impacting comparability	80.0	7.5	172.9	(4.9)
Income tax benefit(i) (j)	(10.7)	(4.0)	(27.0)	(14.6)
Items impacting comparability, net of taxes	69.3	3.4	145.9	(19.5)
Adjusted net income	$ 57.5	$ 66.2	$ 227.3	$ 231.9

	Three Months Ended October 31,		Years Ended October 31,
	2024	2023	2024	2023
Reconciliation of Net (loss) Income to Adjusted EBITDA
Net (loss) income	$ (11.7)	$ 62.8	$ 81.4	$ 251.3
Items impacting comparability	80.0	7.5	172.9	(4.9)
Income tax provision	10.9	24.0	52.2	79.7
Interest expense	21.8	20.5	85.0	82.3
Depreciation and amortization	27.0	29.3	106.6	120.7
Adjusted EBITDA	$ 128.0	$ 144.2	$ 498.1	$ 529.1

Net (loss) income margin as a % of revenues	(0.5)%	3.0%	1.0%	3.1%

	Three Months Ended October 31,		Years Ended October 31,
	2024	2023	2024	2023
Revenues Excluding Management Reimbursement
Revenues	$2,177.3	$2,092.9	$8,359.4	$8,096.4
Management reimbursement	(81.6)	(78.5)	(318.2)	(302.3)
Revenues excluding management reimbursement	$ 2,095.8	$ 2,014.4	$ 8,041.2	$ 7,794.0

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	6.1%	7.2%	6.2%	6.8%

	Three Months Ended October 31,		Years Ended October 31,
	2024	2023	2024	2023
Reconciliation of Net (loss) Income per Diluted Share to Adjusted Net Income per Diluted Share
Net (loss) income per diluted share	$ (0.19)	$ 0.96	$ 1.28	$ 3.79
Items impacting comparability, net of taxes	1.09	0.05	2.29	(0.29)
Adjusted Net Income per diluted share	$ 0.90	$ 1.01	$ 3.57	$ 3.50

	Three Months Ended October 31,		Years Ended October 31,
	2024	2023	2024	2023
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities(k)	$ 30.3	$ 139.1	$ 226.7	$ 243.3
Additions to property, plant and equipment	(14.8)	(17.9)	(59.4)	(52.6)
Free Cash Flow	$ 15.5	$ 121.2	$ 167.3	$ 190.7

(a) The Company adjusts net income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months and the year ended October 31, 2024, our self-insurance general liability, workers’ compensation and automobile insurance claims related to prior period accident years was increased by $2.4 million and by $20.3 million, respectively. For the three months and the year ended October 31, 2023, our self-insurance general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years was decreased by $9.5 million and by $11.3 million, respectively.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(f) Represents Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

(g) Includes a $4.4 million accrual related to certain prior years' union benefits' audit. Also includes a $3.9 million accrual reversal for an abated withdrawal liability, which was initially accrued in FY 2019. The accrual was related to a lost client account where ABM employees assigned to the account participated in a defined-benefit multiemployer pension fund where contributions to the pension fund by ABM were limited to that single client account.

(h) The year ended October 31, 2024 includes severance costs related to the permanent elimination of the role of Executive Vice President, Chief Strategy & Transformation Officer. The three months and the year ended October 31, 2023 include severance and related costs associated with the Company's reorganization that impacted approximately 150 people.

(i) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY 2024 and FY 2023. For purposes of calculating the tax impact, the change in the fair value of the contingent consideration related to RavenVolt acquisition is deemed to be a non-taxable item.

We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(j) The Company’s tax impact also includes the following discrete items:

•
For the three months ended October 31, 2024
◦
$4.9 million prior year tax benefit related to our Puerto Rico operations
•
For the year ended October 31, 2024
◦
$4.9 million prior year tax benefit related to our Puerto Rico operations
◦
$0.4 million benefit for uncertain tax positions with expiring statues
•
For the three months ended October 31, 2023
•
a tax benefit of $1.8 million related to expiring statue of limitations
•
$0.4 million charge related to ERC refunds received from IRS
•
For the year ended October 31, 2023
•
a tax benefit of $1.8 million related to expiring statue of limitations
•
$5.4 million charge related to ERC refunds received from IRS

(k) The year ended October 31, 2023, includes $24.0 million in Employee Retention Credit (ERC) refunds received from the Internal Revenue Service and a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)